Exhibit 10.1

Execution Version

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement, dated as of December 13, 2021, is entered into by and among 3M Company, a Delaware corporation (“Company”), Garden SpinCo Corporation, a Delaware corporation (“SpinCo”), and Neogen Corporation, a Michigan corporation (“Parent,” and, together with the Company and SpinCo, the “Parties”).

WHEREAS, pursuant to the Separation and Distribution Agreement, dated as of December 13, 2021, by and among the Company, SpinCo and Parent (such agreement, as it may be amended, restated or modified from time to time, the “Separation and Distribution Agreement”), the Company and SpinCo have set out the terms on which, and the conditions subject to which, they will implement the Reorganization (as defined in the Separation and Distribution Agreement) and the Distribution (as defined in the Separation and Distribution Agreement).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2021, by and among the Company, SpinCo, Parent and Merger Sub (such agreement, as it may be amended, restated or modified from time to time, the “Merger Agreement”), immediately following the Distribution, Nova RMT Sub, Inc., a wholly owned Subsidiary of Parent (“Merger Sub”), will merge with and into SpinCo (the “Merger”) and all of the SpinCo Common Stock outstanding as of immediately prior to the Merger will be converted into Parent Common Stock on the terms and subject to the conditions of the Merger Agreement.

WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate, among the Company, SpinCo and Parent, Assets, Liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement, including its Exhibits, have the meanings set forth below.

1.1 “All Employee Company Benefit Plans” means each Benefit Plan that is or has been maintained, sponsored, contributed to or entered into by the Company or any of its Affiliates for the benefit of any of their respective current or former employees or other individual service providers, and includes, for the avoidance of doubt, Company Benefit Plans and SpinCo Benefit Plans.

1.2 “Affiliate” has the meaning given to it in the Separation and Distribution Agreement.

1.3 “Agreement” means this Employee Matters Agreement, including all the Exhibits hereto.

1.4 “Assets” has the meaning given to it in the Separation and Distribution Agreement.

1.5 “Asset Purchase Agreement” has the meaning set forth in the Merger Agreement.

1.6 “Assumed Portion” means, with respect to a Company Option Award, Company SAR Award, Company RSU Award, or Company LTI Cash Award, as applicable, the portion of such award (x) held by a Continuing SpinCo Employee, (y) that is outstanding and unvested as of immediately prior to the Distribution Time, and (z) that will be forfeited in accordance with the terms and conditions of the applicable Company Stock Plan or Company Cash LTI Plan and the applicable form of award agreement thereunder (in each case as in effect on the date of this Agreement) as a result of the holder’s cessation of service with the Company and its Subsidiaries in connection with the completion of the Transactions (after giving effect to any vesting that occurs, or that a holder may be eligible to receive, by reason of (i) his or her eligibility for special “retirement” vesting continuation benefits in accordance with the applicable Company Stock Plan or Company Cash LTI Plan and the applicable form of award agreement thereunder (in each case as in effect on the date of this Agreement), and (ii) for a Company RSU Award that is an annual equity award grant, the Special Vesting Benefits the holder would be offered or eligible to receive from the Company, whether or not the Company actually offers or makes available such benefits to the holder or the holder elects to execute any release agreement(s) upon which such Special Vesting Benefits may be conditioned). For the avoidance of doubt, in no event will there be an Assumed Portion as it relates to any annual grant of a Company Option Award, Company SAR Award, Company RSU Award, or Company LTI Cash Award, as applicable, that is held by a SpinCo Employee who is eligible for special “retirement” vesting continuation benefits in accordance with the applicable Company Stock Plan or Company Cash LTI Plan, which shall not be subject to Section 4.1 and shall remain the sole obligation of the Company.

1.7 “Belgian Closing” has the meaning ascribed to it in the Asset Purchase Agreement.

1.8 “Binding Offer” means each of the French Offer, Belgian Offer and Dutch Offer (each such term having the meaning ascribed to it in the Asset Purchase Agreement).

1.9 “Binding Offer Subsidiary” means each of the French Seller, the Dutch Seller and the Belgian Seller (each as defined in the Asset Purchase Agreement).

1.10 “Blackout Period” means the ten (10) consecutive Business Days through and including the Closing Date.

1.11 “Business Day” has the meaning given to it in the Merger Agreement.

1.12 “Cause” means (i) a SpinCo Employee’s willful failure to substantially perform the SpinCo Employee’s duties (other than a failure resulting from the SpinCo Employee’s Disability); (ii) the SpinCo Employee’s willful failure to carry out, or comply with any lawful and reasonable directive of the Parent Board or the SpinCo Employee’s immediate supervisor; (iii) the occurrence of any act or omission by the SpinCo Employee that could reasonably be expected to result in (or has resulted in) the SpinCo Employee’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) the SpinCo Employee’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against Parent or any of its Subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (v) the SpinCo Employee’s material breach of any material provision of any written agreement with Parent or any Subsidiary; or (vi) any other intentional misconduct by the SpinCo Employee significantly affecting the business or affairs of Parent or any Subsidiary in an adverse manner. The Compensation Committee of the Parent Board shall have the authority to determine conclusively whether a SpinCo Employee has engaged in an act or omission (or failure to act) constituting Cause pursuant to the above definition, the date of the occurrence of such act or omission (or failure to act) and any incidental matters relating thereto; provided, however, that the Parent’s Chief Executive Officer may establish a committee of two or more officers of Parent (at least one of whom shall be Parent’s Chief Executive Officer or Chief Human Resources Officer) to make any and all such determinations with respect to any SpinCo Employee who is not then, and was not previously, subject to Section 16 of the Exchange Act with respect to Parent. The foregoing definition shall not in any way preclude or restrict the right of Parent or any Subsidiary to discharge or dismiss any SpinCo Employee or other person in the service of Parent or any Subsidiary for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Parent LTI Awards, to constitute Cause.

1.13 “CARES Act Deferred Amount” means the unpaid aggregate amount, as of immediately prior to the Distribution Time, of any payroll taxes that were deferred by the Company or its Subsidiaries under the Coronavirus Aid, Relief, and Economic Security Act.

1.14 “Closing Date” has the meaning given to it in the Merger Agreement.

1.15 “Code” means the Internal Revenue Code of 1986, as amended.

1.16 “Collective Bargaining Agreement” means any collective bargaining, works council or similar agreement or arrangement with any labor union, works council or other labor representative applicable to any SpinCo Employee.

1.17 “Co-located Manufacturing Employee” means each maintenance, warehouse or production employee working in a non-transferring facility of the Company or any of its Subsidiaries who is paid on the basis of hours worked.

1.18 “Company Benefit Plan” has the meaning given to it in the Merger Agreement.

1.19 “Company Cash LTI Plan” means the 3M Cash Long-Term Incentive Plan, pursuant to which employees and other service providers receive cash-based long-term incentive awards in lieu of equity-based awards under a Company Stock Plan.

1.20 “Company Common Stock” has the meaning given to it in the Merger Agreement.

1.21 “Company Employee” means each employee of the Company or any of its Subsidiaries who is employed immediately prior to the Distribution Date (including any such individual who is not actively working as of the Distribution Date as a result of an illness, injury, vacation, or leave of absence approved by the Company human resources department or otherwise taken in accordance with applicable Law (including, for the avoidance of doubt, any such inactive individual on short- or long-term disability)), other than a SpinCo Employee.

1.22 “Company Group” has the meaning given to it in the Separation and Distribution Agreement.

1.23 “Company LTI Award” means a Company Option Award, Company SAR Award, Company RSU Award, or Company LTI Cash Award.

1.24 “Company LTI Cash Award” means a cash-based long-term incentive award issued pursuant to the Company Cash LTI Plan.

1.25 “Company Option Award” means an award of an option to purchase shares of Company Common Stock issued pursuant to a Company Stock Plan.

1.26 “Company RSU Award” means an award representing a contractual right to receive shares of Company Common Stock (or the cash value thereof) issued pursuant to a Company Stock Plan.

1.27 “Company SAR Award” means an award issued pursuant to a Company Stock Plan that entitles the holder to receive a payment equal to the excess of the value of a specified number of shares of Company Common Stock on the date the right is exercised over a specified exercise or base price.

1.28 “Company Stock Plan” means each of the 3M Company 2016 Long-Term Incentive Plan and the 3M 2008 Long-Term Incentive Plan pursuant to which employees and other service providers receive Company equity incentives, in each case, as may be amended from time to time.

1.29 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

1.30 “Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

1.31 “Distribution Time” has the meaning given to it in the Separation and Distribution Agreement.

1.32 “Dutch Closing” has the meaning ascribed to it in the Asset Purchase Agreement.

1.33 “Effective Time” has the meaning given to it in the Merger Agreement.

1.34 “Equity Award Exchange Ratio” means the quotient, rounded to four decimal places, obtained by dividing (a) the closing price of a share of Company Common Stock on the last full trading day that occurs immediately prior to the Distribution Date, by (b) the closing price of a share of Parent Common Stock on the last full trading day that occurs immediately prior to the Distribution Date.

1.35 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.36 “Exchange Act” has the meaning given to it in the Merger Agreement.

1.37 “Excluded Employee” has the meaning set forth on Schedule 1.37.

1.38 “Former SpinCo Employee” means any individual whose employment with the Company and its Subsidiaries terminated prior to the Distribution Time and who immediately prior to his or her termination date provided at least fifty percent (50%) of his or her services to the Company and its Subsidiaries in connection with the operation of the SpinCo Business.

1.39 “French Closing” has the meaning ascribed to it in the Asset Purchase Agreement.

1.40 “Law” has the meaning given to it in the Separation and Distribution Agreement.

1.41 “Liabilities” has the meaning given to it in the Separation and Distribution Agreement.

1.42 “Parent Benefit Plan” has the meaning given to it in the Merger Agreement.

1.43 “Parent Board” has the meaning given to it in the Merger Agreement.

1.44 “Parent Common Stock” has the meaning given to it in the Merger Agreement.

1.45 “Parent LTI Award” means a Parent Option Award, Parent SAR Award, Parent RSU Award, or Parent LTI Cash Award.

1.46 “PEO” means a third-party professional employer organization.

1.47 “Person” has the meaning given to it in the Separation and Distribution Agreement.

1.48 “Special Vesting Benefits” means the accelerated or continued vesting with respect to a number of shares of Company Common Stock (rounded up to the nearest whole share) equal the product obtained by multiplying (i) the total number of shares of Company Common Stock covered by the applicable award as of immediately prior to the Distribution Time, by (ii) a fraction, (a) the numerator of which equals the number of grant date anniversaries that have occurred with respect to such award and (b) the denominator of which is the number of full years during the applicable vesting period.

1.49 “SpinCo Benefit Plan” has the meaning given to it in the Merger Agreement.

1.50 “SpinCo Business” has the meaning given to it in the Separation and Distribution Agreement.

1.51 “SpinCo Common Stock” has the meaning given to it in the Merger Agreement.

1.52 “SpinCo Employee” means (i) each individual who, immediately prior to the Distribution Date, is classified by the Company as an employee that the Company determines in good faith is expected to provide at least fifty percent (50%) of his or her services to the Company Group and the SpinCo Group in connection with the operation of the SpinCo Business (in each case, including any such individual who is not actively working as of the Distribution Date as a result of an illness, injury, short-term or long-term disability, vacation, or leave of absence approved by the Company human resources department or otherwise taken in accordance with applicable Law); provided, however, that, notwithstanding the foregoing, the term “SpinCo Employee” will, for all purposes exclude the Excluded Employees and the Co-located

Manufacturing Employees; and provided, further that, each individual who is classified by the Company as an employee of a Binding Offer Subsidiary and who would be a “SpinCo Employee” in the absence of this proviso will be deemed to not be a “SpinCo Employee” for any purposes unless the Belgian Closing, Dutch Closing or French Closing occurs (as applicable), in which case, upon such occurrence, such individual will be deemed to have been a “SpinCo Employee” for all purposes, (ii) each individual who immediately prior to the Distribution Date provides fifty percent (50%) or less of his or her services to the Company Group and the SpinCo Group in connection with the operation of the SpinCo Business but who is identified by Parent to the Company as an individual who Parent would like to designate as a “SpinCo Employee” (based upon such individual’s role or importance to the operation of the SpinCo Business) and who Parent and the Company agree in writing shall be designated as a “SpinCo Employee” (provided that the Company shall consider in good faith and discuss with Parent (but shall not be obligated to agree to) any such proposed designation), and (iii) each other individual who does not fall within clause (i) or (ii) above but is required by operation of Law to transfer to a SpinCo Entity, Parent or one of its Subsidiaries.

1.53 “SpinCo Entities” has the meaning given to it in the Merger Agreement.

1.54 “SpinCo Group” has the meaning given to it in the Separation and Distribution Agreement; provided, however, that for purposes of this Agreement, for the period from and after the Effective Time, SpinCo Group shall mean Parent and its Subsidiaries

1.55 “SpinCo Leave Employee” means each SpinCo Employee who immediately prior to the Distribution Date (i) is on long-term disability, (ii) (A) is on short-term disability, and (B) with respect to whom Parent has reasonably determined after due inquiry that it could not obtain long-term disability coverage relating to events occurring prior to the Distribution Date after using commercially reasonable efforts to obtain such coverage or (iii) is on a continuous leave of absence that commenced at least six (6) months prior to the Distribution Date and, in the case of each of clauses (i), (ii) and (iii), is not an Automatic Transfer Employee (as defined below)..

1.1 “Subsidiary” has the meaning given to it in the Merger Agreement.

1.2 “Substantially Comparable” means (i) with regard to SpinCo Employees whose principal place of work is in a country in which Parent or a Parent Subsidiary has similarly situated employees immediately prior to the Distribution Time, substantially comparable, in the aggregate, to those employee benefits provided to similarly situated employees of Parent and its Subsidiaries employed in the same country immediately prior to the Distribution Time or, if greater, such employee benefits required by applicable Law, and (ii) with regard to SpinCo Employees whose principal place of work is in a country in which Parent or a Parent Subsidiary does not employ any similarly situated employees immediately prior to the Distribution Time, substantially comparable, in the aggregate, to the employee benefits made available to such SpinCo Employees immediately prior to the Distribution Time, or, if greater, such employee benefits required by applicable Law.

1.3 “Transactions” shall have the meaning given to it in the Merger Agreement.

ARTICLE II

EMPLOYMENT OF CURRENT SPINCO EMPLOYEES;

ASSUMPTION AND RETENTION OF LIABILITIES GENERALLY;

SPINCO PARTICIPATION IN COMPANY BENEFIT PLANS

2.1 Employment of SpinCo Employees.

(a) Employee Transfer. Except as otherwise provided in clause (i) or (ii) in the proviso of this Section 2.1(a), effective as of no later than immediately prior to the Distribution Time, the Company shall cause each SpinCo Employee (other than any SpinCo Leave Employee) to be employed by a member of SpinCo Group (each such employee, a “SpinCo Transfer Employee”) and each Company Employee to be employed by a member of the Company Group; provided that (i) for each SpinCo Employee employed in a jurisdiction where there is no SpinCo Entity authorized to provide employment in such jurisdiction as of immediately prior to the Distribution Time, Parent shall, or shall cause one of its Subsidiaries to, (A) if such employment automatically transfers by operation of Law, accept the automatic transfer of employment of such SpinCo Employee by operation of Law (each such employee, an “Automatic Transfer Employee”) or (B) if such employment does not automatically transfer by operation of Law, provide to such SpinCo Employee a written offer of employment with Parent or any of its then existing Subsidiaries (each such employee, an “Offer Employee”) and (ii) for any jurisdiction in which there is a SpinCo Employee but there will not be a member of the SpinCo Group (including Parent and any of its Subsidiaries) to employ such SpinCo Employee immediately following the Closing, Parent shall, or shall cause one of its Subsidiaries to, enter into a contract with a PEO prior to the Closing and shall cause such PEO to make a written offer of employment to such SpinCo Employee (each such employee, a “PEO Employee” and such process, a “PEO Transfer”), provided that, for any jurisdiction in which a PEO Transfer could result in, or could be reasonably expected to result in, any Liability to the Company Group in accordance with applicable Law, (x) Parent shall establish an entity in such jurisdiction, (y) Parent shall provide to each applicable SpinCo Employee a written offer of employment in accordance with Section 2.1(a)(i)(B), and (z) such SpinCo Employee shall be deemed an Offer Employee for purposes of this Agreement.

(b) Offer of Employment. No later than forty-five (45) days prior to the Closing Date (unless otherwise provided in Section 2.1(c)), or such earlier date as may be required by any applicable Law (the “Employee Offer Delivery Date”), Parent will, or will cause one of its Subsidiaries (or a PEO, if applicable) to, provide to each Offer Employee or PEO Employee a written offer of employment with Parent or any of its Subsidiaries (or a PEO, if applicable), with employment effective as of the Closing Date. All such offers shall (i) comply with the requirements set forth in, and provide for compensation and benefits on terms that are consistent with, Section 3.1 of this Agreement (assuming for purposes of this covenant that the SpinCo Employee is a Continuing SpinCo Employee) and (ii) set forth other terms that satisfy all requirements of applicable Law and are sufficient to avoid triggering redundancy, severance, termination or similar entitlements in connection with the transfer of employment from a member of the Company Group to a member of the SpinCo Group, Parent, Parent’s Subsidiaries or a PEO (as applicable); provided that any offer of employment to a SpinCo Leave Employee will be made in accordance with Section 2.1(c) below. Upon request, Parent will, or will cause one of its Subsidiaries (or a PEO, if applicable) to, provide to the Company copies of any such offer of employment provided pursuant to this Section 2.1. No later than fifteen (15) Business Days after the Closing Date, Parent will deliver to the Company a correct and complete list of (i) all SpinCo Transfer Employees employed by a member of the SpinCo Group on the Closing Date, (ii) all Offer Employees and PEO Employees who accepted Parent’s (or the PEO’s, if applicable) offer no later than fifteen (15) Business Days after the Closing Date, and (iii) all Automatic Transfer Employees whose employment transferred automatically to Parent or one of its Subsidiaries by operation of Law (the “SpinCo Employee List”).

(c) SpinCo Leave Employees. If any SpinCo Leave Employee is able to return to work within one (1) year following the Closing Date, Parent will, or will cause one of its Subsidiaries (or a PEO, if applicable) to provide a written offer of employment to such employee in compliance with Section 2.1(b) as of the date that such SpinCo Leave Employee is released to return to work (or such earlier date as may be required by applicable Law or Collective Bargaining Agreement); provided that with respect to each such SpinCo Leave Employee who is subject to a Collective Bargaining Agreement, Parent (or a PEO, if applicable) shall comply with the return-to-work provisions set forth in the applicable Collective Bargaining Agreement. Unless otherwise specified in this Agreement, for any SpinCo Leave Employee, references in this Agreement to the “Closing,” “Closing Date,” “Distribution Date,” and “Distribution Time” shall be treated as references to the first day and time at which the applicable SpinCo Leave Employee is released to return to work.

(d) Employees with Work Visas or Permits. If any SpinCo Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with a member of the SpinCo Group (or a PEO, if applicable) on or after the Closing Date, Parent will, or will cause a Parent Subsidiary (or a PEO, if applicable) to, promptly file any necessary applications or documents and will take all actions needed to secure the necessary visa, permit or other approval as of the Closing Date, and the Company will provide such assistance as reasonably requested by Parent in connection therewith.

(e) At-Will Status. Nothing in this Agreement shall change the employment status of any SpinCo Employee from “at-will,” to the extent that such SpinCo Employee is an “at-will” employee under applicable Law.

(f) Severance. The Parties intend that the Separation, the Distribution and the assignment, transfer or continuation of the employment of SpinCo Employees as contemplated by this Article II shall not be deemed an involuntary termination of employment or a termination of services for purposes of entitling any SpinCo Employee to redundancy, termination, severance or similar payments or benefits (other than any benefits or payments offered by the Company and its Subsidiaries (other than SpinCo and its Subsidiaries) in their sole discretion and at their sole expense).

(g) WARN Act. The Parties further intend that the Separation, the Distribution and the assignment, transfer or continuation of the employment of SpinCo Employees as contemplated by this Article II shall not constitute an “employment loss” under WARN (as defined in the Merger Agreement) or any similar state or local plant closures or mass layoff Laws.

(h) Census Information. Not more than five (5) Business Days following the later of (i) the execution date of the Merger Agreement or (ii) the date the Parties and their relevant Subsidiaries enter into the Integration Data Disclosure Agreement (as defined in the Separation and Distribution), the Company shall provide to Parent (to the extent reasonably practicable and permissible under applicable Law) a written list of the names (or, where prohibited by applicable Law, unique identifier) of all SpinCo Employees (determined assuming the Distribution Date occurred as of a date not more than fifteen (15) days prior to the date of delivery) (the “Census Information”). At Parent’s request prior to the Distribution Date, the Company shall provide updated Census Information, but in no event more frequently than once per month. The Company shall also provide updated and final Census Information to Parent no earlier than ten (10) Business Days and no later than five (5) Business Days prior to the Closing Date.

2.2 Assumption and Retention of Liabilities Generally.

(a) From and after the Distribution Time, except as otherwise expressly provided in this Agreement, SpinCo shall accept, assume or retain, as applicable, and SpinCo on behalf of the SpinCo Group hereby agrees to, or to cause the applicable member of the SpinCo Group to, pay, perform, fulfill and discharge in due course in full, and to indemnify and hold harmless the Company Group for (i) all Liabilities to the extent relating to, arising out of or resulting from the employment or termination of employment of SpinCo Employees at or after the Distribution Time (or, with respect to any employee of a Binding Offer Subsidiary, at or after the Belgian Closing, the Dutch Closing or the French Closing, as applicable), (ii) all Liabilities that automatically transfer to Parent, any of its Subsidiaries or any member of the SpinCo Group pursuant to applicable Law, and (iii) all other Liabilities to the extent expressly assumed or retained by, or assigned or allocated to, Parent, any Subsidiary of Parent or any member of the SpinCo Group under this Agreement.

(b) From and after the Distribution Time, except as otherwise expressly provided in this Agreement, the Company shall, or shall cause one or more members of the Company Group to, accept, assume or retain, as applicable, and pay, perform, fulfill and discharge in due course in full, and to indemnify and hold harmless Parent or any member of the SpinCo Group for (i) all Liabilities to the extent relating to, arising out of or resulting from the employment, service, termination of employment or termination of service of current and former employees or other individual service providers of the Company and its Subsidiaries (other than SpinCo Employees) and their respective dependents and beneficiaries, whenever incurred, (ii) all Liabilities to the extent relating to, arising out of or resulting from the employment or service or termination of employment or service of SpinCo Employees to the extent arising before the Distribution Time (or, with respect to any employee of a Binding Offer Subsidiary, before the Belgian Closing, the Dutch Closing or the French Closing, as applicable), (iii) all Liabilities to the extent relating to, arising out of, resulting from or under All Employee Company Benefit Plans, whenever incurred, other than Liabilities that automatically transfer to Parent, any of its Subsidiaries or any member of the SpinCo Group pursuant to applicable Law, (iv) the CARES Act Deferred Amount and (v) all other Liabilities expressly assumed or retained by, or assigned or allocated to, a member of the Company Group under this Agreement.

(c) From and after the Closing, each of the Company, on the one hand, and SpinCo, on the other hand, shall be responsible for 50% of all Liabilities in relation to SpinCo Employees arising in connection with any actual or threatened claim by any such SpinCo Employee that his or her employment in connection with the SpinCo Business or otherwise with the Company or any of its Subsidiaries has been actually or constructively terminated as a direct or indirect result of or otherwise in connection with the consummation of the transactions contemplated hereby; provided, however, that (i) no member of the Company Group will be responsible for, or retain, any Liabilities to the extent arising in connection with any of the above-described claims of actual or constructive termination unless Parent has complied with its obligations under Section 2.1 of this Agreement in respect of the applicable SpinCo Employee(s) and SpinCo will be solely responsible for all Liabilities for any such actual or threatened claims of actual or constructive termination and shall indemnify the Company to the extent that any member of the Company Group incurs such Liabilities, including the cost of any severance and benefits than any member of the Company Group pays to a SpinCo Employee in connection with such a claim; and (ii) no member of the Company Group will be responsible for, or retain, any Liabilities to the extent relating to the employment or termination of employment of any SpinCo Employee by any member of the SpinCo Group following the Distribution Time, including any Liabilities for any termination payments or obligations resulting from the failure of any member of the SpinCo Group to comply with its covenants in respect of SpinCo Employees set forth in this Agreement.

(d) From and after the Effective Time, SpinCo shall promptly, and in any event within thirty (30) days following receipt of written request therefor, accompanied by reasonable supporting documentation, reimburse the Company Group for (i) fifty percent (50%) of the first $2.5 million of Excess Excluded Employee Severance Liabilities and (ii) one hundred percent (100%) of all Excess Excluded Employee Severance Liabilities in excess of $2.5 million. For purposes of this Agreement, “Excess Excluded Employee Severance Liabilities” means an amount equal to (x) the aggregate Liabilities actually incurred by the Company Group for severance pay, separation benefits or similar obligations arising under applicable Law or any Company Benefit Plan as a result of the actual termination of employment of any individual who is an Excluded Employee on or within thirty (30) days following the Closing Date.

2.3 SpinCo Participation in Company Benefit Plans. Effective as of the Distribution Time, (a) SpinCo and each SpinCo Entity shall cease to be a participating employer in any Company Benefit Plan and SpinCo Benefit Plan (other than any such plan that is required to be transferred to SpinCo Group by operation of Law), (b) the SpinCo Employees shall cease to accrue further benefits and shall cease to be active participants in the Company Benefit Plans and SpinCo Benefit Plans (other than any such plan that is required to be transferred to SpinCo Group by operation of Law)) and (c) the Parties shall take all necessary action to effectuate the foregoing.

2.4 Employee Notification and Collective Bargaining.

(a) Effective as of the Closing Date, SpinCo or Parent, as applicable, will, or will cause one of its Subsidiaries to, to the extent required by applicable Law or Collective Bargaining Agreement (i) recognize each collective bargaining or other labor representative then representing any SpinCo Employee and (ii) assume and agree to be bound by each collective bargaining or other collective labor agreement covering any of the SpinCo Employees or the terms and condition of employment of any of the SpinCo Employees for the remainder of the term thereof.

(b) The Parties will cooperate and take all actions reasonably necessary or appropriate actions with respect to any requirement under applicable Law or any applicable Contract to notify the collective bargaining or other labor representatives of the SpinCo Employees of this Agreement and the transactions contemplated hereby and to provide such information and engage in such notifications, negotiations, or consultations with such representatives as may be required by applicable Law or any applicable Contract.

(c) Notwithstanding any other provision of this Agreement, (i) the Company shall indemnify and hold harmless Parent, SpinCo, Merger Sub and any of their respective Affiliates from and against 100% of Liabilities arising out of or relating to any failure by the Company or any of its Affiliates to comply with any of their obligations pursuant to any applicable Laws concerning the automatic transfer of SpinCo Employees in connection with the Transactions (other than to the extent that any such failure results from Parent’s or any of its Affiliates’ (excluding SpinCo or any of its Affiliates’) failure to timely provide information or materials reasonably requested by the Company or any of its Affiliates), including, without limitation, any obligation to inform and/or consult any SpinCo Employees or their representatives or any a trade union, works council, employee representative body or other labor organization and (ii) Parent shall indemnify and hold harmless the Company and any of its Affiliates from and against 100% of Liabilities arising out of or relating to any failure by Parent or any of its Affiliates (excluding SpinCo or any of its Affiliates) to comply with any of their obligations pursuant to any applicable Laws concerning the automatic transfer of SpinCo Employees in connection with the Transactions (other than to the extent that any such failure results, from the Company’s or any of its Affiliates’ failure to timely provide information or materials reasonably requested by Parent or any of its Affiliates), including, without limitation, any obligation to inform and/or consult any SpinCo Employees or their representatives or any a trade union, works council, employee representative body or other labor organization.

ARTICLE III

TERMS OF EMPLOYMENT FOR SPINCO EMPLOYEES

3.1 Levels of Compensation and Benefits for SpinCo Employees. For a period of one year following the Effective Time, Parent or SpinCo, as applicable, shall provide, or shall cause to be provided by the applicable member of the SpinCo Group, to each SpinCo Employee who remains employed by a member of the SpinCo Group following the Effective Time or provides services to any member of the SpinCo Group as an employee of a PEO (each, a “Continuing SpinCo Employee”), (i) an annual salary or hourly wage rate (as applicable) at least equal to the greater of (A) the annual salary or hourly wage rate (as applicable) in effect for such Continuing SpinCo Employee immediately prior to the Closing or (B) any annual salary or hourly wage rate (as applicable) approved by the Company or any of its Subsidiaries in accordance with the restrictions set forth in Section 7.2(j) of the Merger Agreement that has been communicated to such Continuing SpinCo Employee and is scheduled to become effective no later than three (3) months following the Closing Date, (ii) a Target Annual Cash Compensation Opportunity at least equal to the greater of (A) the Target Annual Cash Compensation Opportunity in effect for such Continuing SpinCo Employee immediately prior to the Closing or (B) any Target Annual Cash Compensation Opportunity approved by the Company or any of its Subsidiaries in accordance with the restrictions set forth in Section 7.2(j) of the Merger Agreement that has been communicated to such Continuing SpinCo Employee and is scheduled to become effective no later than three (3) months following the Closing Date, (iii) target annual equity incentive compensation opportunities that are not less, in the aggregate, than the aggregate amount of the target annual equity incentive compensation opportunities made available to such Continuing SpinCo Employee immediately prior to the Closing (determined on the basis of target grant date value), provided that Parent may substitute cash-based compensation (beyond that required by clauses (i) and (ii))

having equivalent grant date value, (iv) (A) employee benefits (excluding any transaction, retention or change in control bonuses) that are, taken together as a whole, Substantially Comparable, or (B) a combination of employee benefits and cash compensation (beyond that required by clauses (i), (ii) and (iii)) that is, taken together as a whole, Substantially Comparable; provided, however, that if applicable Law requires a greater level of employee benefits, then Parent or SpinCo shall provide or cause to be provide such higher level, and (v) advancement or reimbursement of all reasonable relocation expenses incurred in connection with the relocation of his or her primary work location by more than fifty (50) miles from his or her primary work location immediately prior to the Closing; provided, that in the case of any Continuing SpinCo Employee whose terms and conditions of employment are subject to a Collective Bargaining Agreement, Parent shall comply with the terms of each applicable Collective Bargaining Agreement. For purposes of this Section 3.1, the term “Target Annual Cash Compensation Opportunity” means the sum of the employee’s annual salary or annualized hourly wages or fee (as applicable) plus the employee’s annualized target cash incentive compensation opportunities (excluding, for the avoidance of doubt, any transaction, retention or change in control bonuses). For the avoidance of doubt, any severance benefits provided to a Continuing SpinCo Employee pursuant to this Section 3.1 shall not be contingent upon the continuous employment of the applicable Continuing SpinCo Employee with the SpinCo Group (or a PEO, if applicable) as of such termination.

3.2 Service Credit and Welfare Plans. From and after the Closing Date, Parent and SpinCo will, and will cause the applicable member of the SpinCo Group to, recognize the service of the Continuing SpinCo Employees prior to the Closing Date with the Company, any of its Affiliates and any of their respective predecessors as service with SpinCo (or the applicable member of the SpinCo Group) for all purposes under the Parent Benefit Plans, including eligibility to participate and vesting to the extent that the Continuing SpinCo Employee’s service was taken into account under an analogous Company Benefit Plan or SpinCo Benefit Plan, as in effect immediately prior to the Closing; provided, that the foregoing will not apply solely (i) for purposes of (A) benefit accruals under defined-benefit pension plans, (B) retiree medical benefits, or (C) retiree life insurance benefits, or (ii) to the extent that such recognition would result in a duplication of benefits. In addition, without limiting the generality of Section 3.1 and the foregoing, from and after the Closing Date, Parent and SpinCo will, and will cause the applicable member of the SpinCo Group to, provide that each Continuing SpinCo Employee will be immediately eligible to participate, without any waiting time, in any corresponding Parent Benefit Plans in which such SpinCo Employee is eligible to participate as of immediately prior to the Closing. With respect to any Parent Benefit Plan that is a medical, dental, other health, life insurance or disability plan, Parent or SpinCo, as applicable, will use commercially reasonable efforts, and will use commercially reasonable efforts to cause the applicable member of the SpinCo Group, to (i) waive or cause to be waived any preexisting condition exclusions and requirements that would result in a lack of coverage of any pre-existing condition of a Continuing SpinCo Employee (or any dependent thereof) that would have been covered under the Company Benefit Plan or SpinCo Benefit Plan in which such Continuing SpinCo Employee (or dependent thereof) was a participant immediately prior to the Closing Date, (ii) take into account any medical, dental or other health expenses incurred by a Continuing SpinCo Employee (or dependent thereof) in the calendar year that includes the Closing Date for purposes of calculating any deductible, copayment, benefit limitations or similar provisions for such calendar year under the Parent Benefit Plans to the same extent taken into account under the analogous Company Benefit Plan or SpinCo Benefit Plan and (iii) waive any health eligibility or medical examination requirements under the Parent Benefit

Plans to the same extent waived or satisfied under the analogous Company Benefit Plan or SpinCo Benefit Plan. As soon as practicable after the Effective Time, Parent will permit a rollover of the Continuing SpinCo Employees’ accounts (including any outstanding plan loans) from the Company’s 401(k) plan to Parent’s 401(k) plan, in each case, subject to any actions reasonably required to be taken by the applicable Continuing SpinCo Employee in order to permit, authorize, cause or give effect to any of the foregoing.

3.3 Employee Notices.

(a) The Company shall, or shall cause a member of the Company Group to, provide any required notice under any applicable Law and otherwise comply with any Law with respect to any “plant closing” or “mass layoff” or group termination or similar event affecting SpinCo Employees (including as a result of the consummation of the transactions contemplated hereby) and occurring prior to the Distribution Time.

(b) Parent shall, or shall cause one of its Subsidiaries, to provide any required notice under any applicable Law and otherwise comply with any Law with respect to any “plant closing” or “mass layoff” or group termination or similar event affecting SpinCo Employees (including as a result of the consummation of the transactions contemplated hereby) and occurring from and after the Distribution Time.

3.4 U.S. Wage Reporting. The Company, SpinCo and Parent agree that the “Standard Procedure” (as described in Section 4 of Revenue Procedure 2004-53) will apply with respect to the U.S. wage reporting for each SpinCo Employee.

ARTICLE IV

COMPANY LTI AWARDS AND PARENT LTI AWARDS

4.1 Unvested Company LTI Awards Held by SpinCo Employees.

(a) Unvested Company Option Awards and Unvested Company SAR Awards. The Assumed Portion of each Company Option Award and each Company SAR Award, if any (each such Company Option Award and Company SAR Award as set forth on Schedule 4.1(a), as such schedule may be updated by the Company to reflect any new grants, vestings or forfeitures between the date of this Agreement and the Closing Date to the extent permitted under Section 7.2(j) of the Merger Agreement) shall be assumed by Parent and converted into an option (“Parent Option Award”) or stock appreciation right (“Parent SAR Award”), as applicable, in accordance with Section 409A of the Code, (i) covering a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product determined by multiplying (A) the total number of shares of Company Common Stock covered by the Assumed Portion of the award by (B) the Equity Award Exchange Ratio, (ii) having a per share exercise or base price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise or base price, as applicable, of such award, by (B) the Equity Award Exchange Ratio, and (iii) otherwise having the same vesting schedule, exercise periods, treatment on termination of employment provisions (including continued or accelerated vesting provisions and forfeiture provisions) and amendment provisions as the corresponding Assumed Portion of such Company Option Award or Company SAR Award, as applicable. Schedule 4.1(a) shall set forth the name (or unique identifier) of the Continuing SpinCo Employee, the grant date of the Company Option

Award or Company SAR Award, as applicable, the number of shares of Company Common Stock covered by the award at the time of grant, the exercise price or base price, as applicable, of the award, the standard service-based vesting schedule of the award and whether the Continuing SpinCo Employee is “retirement eligible” and, if so, the date of such retirement eligibility.

(b) Unvested Company RSU Awards. The Assumed Portion of each Company RSU Award (each such Company RSU Award as set forth on Schedule 4.1(b), as such schedule may be updated by the Company to reflect any new grants, vestings or forfeitures between the date of this Agreement and the Closing Date to the extent permitted under Section 7.2(j) of the Merger Agreement) shall be assumed by Parent and converted into a restricted stock unit award (“Parent RSU Award”) (i) covering a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product determined by multiplying (A) the total number of shares of Company Common Stock covered by the Assumed Portion of such award as of immediately prior to the Distribution Time by (B) the Equity Award Exchange Ratio, and (ii) otherwise having the same vesting schedule, treatment on termination of employment provisions (including continued or accelerated vesting provisions and forfeiture provisions), distribution provisions, and amendment provisions as the corresponding Company RSU Award. Schedule 4.1(b) shall set forth the name (or unique identifier) of the Continuing SpinCo Employee, the grant date of the Company RSU Award, the number of shares of Company Common Stock covered by the award at the time of grant, the standard service-based vesting schedule of the award and whether the Continuing SpinCo Employee is “retirement eligible” and, if so, the date of such retirement eligibility.

(c) Unvested Company LTI Cash Awards. The Assumed Portion of each Company LTI Cash Award (each such Company LTI Cash Award as set forth on Schedule 4.1(c), as such schedule may be updated by the Company to reflect any new grants, vestings or forfeitures between the date of this Agreement and the Closing Date) shall be assumed by Parent and converted into a cash award (“Parent LTI Cash Award”) (i) covering a cash amount equal to the total cash amount covered by the Assumed Portion of such award as of immediately prior to the Distribution Time, and (ii) otherwise having the same vesting schedule, treatment on termination of employment provisions (including continued or accelerated vesting provisions and forfeiture provisions), payment provisions, and amendment provisions as the corresponding Company LTI Cash Award. Schedule 4.1(c) shall set forth the name (or unique identifier) of the Continuing SpinCo Employee, the grant date of the Company LTI Cash Award, the dollar value covered by the award at the time of grant, the standard service-based vesting schedule of the award and, to the extent applicable, whether the Continuing SpinCo Employee is “retirement eligible” and, if so, the date of such retirement eligibility.

(d) Section 409A. Notwithstanding anything to the contrary in this Section 4.1, with respect to any Company LTI Award or Parent LTI Award held by a Continuing SpinCo Employee that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid or settled at the applicable timing as set forth in this Section 4.1 without triggering a tax or penalty under Section 409A of the Code, such payment or settlement shall be made at the earliest time permitted under the applicable Company Stock Plan and award agreement that will not trigger a tax or penalty under Section 409A of the Code.

(e) Termination of Employment. In the event of a Continuing SpinCo Employee’s termination of employment by Parent or any of its Subsidiaries without Cause (other than due to death or Disability) during the twenty-four (24) month period immediately following the Distribution Date, any outstanding and unvested Parent LTI Award granted to such Continuing SpinCo Employee pursuant to this Section 4.1 shall fully vest as of the date of such termination of employment.

(f) Documentation. As soon as reasonably practicable following the Effective Time, Parent will use reasonable best efforts to issue to each Continuing SpinCo Employee who holds a Parent Option Award, Parent SAR Award, Parent Cash LTI Award, or Parent RSU Award a document evidencing the assumption and conversion of the Assumed Portion of such award by Parent.

4.2 Necessary Actions. As soon as reasonably practicable, but in any event no more than five (5) Business Days, after the Effective Time, unless Parent may rely on an existing registration statement on Form S-8, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under Section 4.1 of this Agreement. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock upon the exercise of the Parent Option Awards and Parent SAR Awards covered by Section 4.1 of this Agreement and the settlement of Parent RSU Awards covered by Section 4.1 of this Agreement.

4.3 Blackout Period for Parent LTI Awards. Parent shall take all necessary actions to suspend the right of any holder of a Parent Option Award or Parent SAR Award to exercise such Parent Option Award or Parent SAR Award during the Blackout Period. For the avoidance of doubt, this Section 4.3 shall apply to all outstanding options and stock appreciation rights covering shares of Parent Common Stock that are outstanding during the Blackout Period.

ARTICLE V

GENERAL AND ADMINISTRATIVE

5.1 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the United States or abroad.

5.2 No Third-Party Beneficiaries.

(a) This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude the Company or its Subsidiaries, at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any All Employee Company Benefit Plan, any benefit under any Company Benefit Plan or any trust, insurance policy or funding vehicle related to any All Employee Company Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude SpinCo or any other SpinCo Entity at any time from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Benefit Plan, any benefit under any SpinCo Benefit Plan or any trust, insurance policy or funding vehicle related to any SpinCo Benefit Plan. Except as provided in this Agreement, nothing in this Agreement shall preclude Parent or any of its Subsidiaries at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Parent Benefit Plan, any benefit under any Parent Benefit Plan or any trust, insurance policy or funding vehicle related to any Parent Benefit Plan.

(b) Nothing in this Agreement will create any right or obligation which is enforceable by any SpinCo Employee, any employee or former employee of Parent or any Person with respect to any terms or conditions of employment, including the benefits and compensation described in this Agreement. For the avoidance of doubt, any amendments to the SpinCo Benefit Plans, All Employee Company Benefit Plans, or benefit plans or arrangements of Parent will occur only in accordance with their respective terms and will be pursuant to action taken by SpinCo, Parent or the Company, as applicable, which are independent of the consummation of this Agreement or any continuing obligations hereunder.

ARTICLE VI

MISCELLANEOUS

6.1 Effect If Distribution Time or Effective Time Does Not Occur. If the Separation and Distribution Agreement is terminated prior to the Distribution Time or the Merger Agreement is terminated prior to the Effective Time, then this Agreement shall terminate and be void and of no further force or effect, without any Liability on the part of any Party.

6.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. As of the Effective Time, Parent shall be subject to the obligations and restrictions imposed on, and shall be the beneficiary of the rights of, SpinCo under this Agreement.

6.3 Notices. All notices, requests, permissions, waivers and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

If to the Company or, prior to the Effective Time, SpinCo:

3M Company

3M Health Care Business Group

3M Center, Building 220-14E-13

St. Paul, MN 55144-1000

Attention: Mojdeh Poul, Group President

Email: mpoul@mmm.com

with a copy to:

3M Company

3M Office of General Counsel

3M Center, Building 220-9E-02

St. Paul, MN 55144-1000

Attention: Michael Dai, Assistant Secretary

Email: dealnotices@mmm.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Rosenblum

                Jenna E. Levine

Email: SARosenblum@wlrk.com

            JELevine@wlrk.com

If to Parent or, following the Effective Time, SpinCo:

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

Attention: Amy Rocklin, Vice President and General Counsel

Email: ARocklin@neogen.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Attention: Michael J. Aiello; Eoghan P. Keenan

E-mail: michael.aiello@weil.com; eoghan.keenan@weil.com

or to such other address(es) as will be furnished in writing by any such party to the other party in accordance with the provisions of this Section 6.3.

6.4 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing and executed by each Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 6.4(a) and will be effective only to the extent in such writing specifically set forth.

6.5 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

6.6 Incorporation of Separation and Distribution Agreement Provisions. The following provisions of the Separation and Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 6.6 to an “Article” or “Section” shall mean Articles or Sections of the Separation and Distribution Agreement, and references in the material incorporated herein by reference shall be references to the Separation and Distribution Agreement): Article VI (Indemnification, Guarantees and Litigation); Section 7.1 (Further Assurances); Article VIII (Dispute Resolution Procedures); Article IX (Miscellaneous), but excluding Section 9.15 (Termination) and Section 9.16 (Public Announcements).

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

GARDEN SPINCO CORPORATION

By:	/s/ Jerry Will
Name:	Jerry Will
Title:	Vice President

3M COMPANY

By:	/s/ Mojdeh Poul
Name:	Mojdeh Poul
Title:	Group President, 3M Health Care

NEOGEN CORPORATION

By:	/s/ John Adent
Name:	John Adent
Title:	President and CEO